Exhibit 99.1

PRESS RELEASE

WELLPOINT REPORTS RESULTS FOR FIRST QUARTER 2005

AND ANNOUNCES 2-FOR-1 STOCK SPLIT

•	Net income was $611.7 million, or $1.97 per share, which included a $0.09 per share benefit from a recently received favorable tax ruling

•	Medical enrollment increased by 793,000 members during the quarter to exceed 28.5 million members

•	SG&A expense ratio improved by 130 basis points versus prior year period

•	Full year 2005 expectations increased to $7.94 per share from $7.75 per share

•	Board of Directors authorized a 2-for-1 stock split which will be effective May 13, 2005

Indianapolis, IN – April 27, 2005 – WellPoint, Inc. (NYSE: WLP) today announced that first quarter 2005 net income was $611.7 million, or $1.97 per share, which included tax benefits of $0.09 per share due to the favorable resolution of a tax matter relating to the sale of certain subsidiaries in the mid-1990s. Net income in the first quarter of 2004 was $295.6 million, or $2.08 per share, including $0.32 per share in tax benefits associated with a change in Indiana laws governing the state’s high-risk health insurance pool, and $0.15 per share in net realized investment gains.

“During our first full quarter as an integrated company, we were able to deliver outstanding results, which is indicative of how smoothly our integration has gone and just how well our combined company is performing,” said Larry C. Glasscock, president and chief executive officer of WellPoint, Inc. “Overall, the company accomplished a number of achievements during the first quarter, including adding close to 800,000 new members, further reducing administrative costs and completing its new organizational model.”

In addition to strong financial results, WellPoint also announced that its Board of Directors has declared a two-for-one split of the Company’s common stock to be effected in the form of a 100 percent common stock dividend. All shareholders of record on May 13, 2005, will receive one additional share of WellPoint common stock for each share held on that date. The additional share of common stock will be distributed to shareholders of record in the form of a stock dividend on May 31, 2005, by the Company’s transfer agent, EquiServe Trust Company, N.A.

“This action, along with our increased guidance for 2005, signals the confidence the Board of Directors has in the future of the company and the success the newly merged company is already realizing,” added Glasscock. “The company in a short period of time has laid the foundation for becoming a recognized leader in the health benefits industry that will continue to introduce innovative products, deliver world-class customer service and expand collaborative programs with physicians and hospitals to improve the health of our members.”

COMPARABLE BASIS INFORMATION

On November 30, 2004, Anthem, Inc. acquired WellPoint Health Networks Inc., and Anthem, Inc. changed its name to WellPoint, Inc. Accordingly, first quarter 2005 financial results include operations of both legacy companies for the entire period. First quarter 2004 reported financial results, however, include only operations of the former Anthem, Inc.

Unless otherwise indicated, the analysis in this press release compares reported first quarter 2005 financial results to reported first quarter 2004 financial results, as reclassified to conform to current presentation, and does not adjust results for the effects of the acquisition.

In certain areas, we have included “comparable basis” analyses that we believe provide more meaningful comparisons between periods, due to the inclusion of operations for the former WellPoint Health Networks Inc. in the comparable, historical results. The comparable, historical information is not calculated in accordance with generally accepted accounting principles (GAAP) and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported had the acquisition been completed as of the dates presented, and should not be taken as representative or indicative of our future results. The methodologies for calculating the comparable, historical information are either described within the text of the press release, or in the tables at the end of the press release where such comparable, historical information is reconciled to the historical GAAP information of Anthem, Inc. and WellPoint Health Networks Inc. Comparable, historical information and reconciliations for the quarters ended June 30, 2004, and September 30, 2004, are available at www.wellpoint.com under “Investor Info.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment exceeded 28.5 million members at March 31, 2005, an increase of 16.0 million members since March 31, 2004, primarily due to the acquisition.

On a comparable basis, medical enrollment grew by 1.5 million members, or 5 percent, from 27.0 million members at March 31, 2004. During the first quarter of 2005, the Company sold Unity Health Plans, a 75,000-member managed care plan, to a Wisconsin provider that had a call option. Membership gains were greatest in the National Accounts business unit, with each geographic region increasing by at least 4 percent.

Medical enrollment increased by 793,000 members, or 3 percent, from 27.7 million members at December 31, 2004. The addition of 635,000 members to the National Accounts business drove the sequential increase.

Fully insured medical membership decreased by 20,000 members from December 31, 2004, primarily due to the sale of Unity, which had 75,000 fully insured lives.

Operating Revenue: Operating revenue was almost $11.0 billion in the first quarter of 2005, increasing by more than 145 percent from $4.5 billion in the same period of 2004, primarily due to the acquisition.

Operating revenue increased by $883.1 million on a comparable basis, representing growth of approximately 9 percent over $10.1 billion in the first quarter of 2004. The increase was driven primarily by strong membership gains in the Individual and Small Group (ISG) and Large Group businesses and disciplined pricing.

Benefit Expense Ratio: The benefit expense ratio decreased by 70 basis points, to 81.3 percent, from 82.0 percent in the first quarter of 2004, which was consistent with our prior expectations.

On a comparable basis, the benefit expense ratio increased by 70 basis points over 80.6 percent in the prior year period due to the mix of our insured businesses.

Premium and Cost Trends: Trends include Large Group and ISG fully insured businesses and have been calculated on a comparable basis, including the former Anthem, Inc. and the former WellPoint Health Networks Inc. for all applicable periods.

Medical cost trend for the rolling 12 month period ended March 31, 2005, was less than 9 percent. Commercial premium yield for the same period slightly exceeded total cost trend, where total cost trend included medical costs and selling, general and administrative (SG&A) expense, resulting in continued increase in our operating margin. Outpatient and prescription drug costs were the primary drivers of the overall medical cost trend.

SG&A Expense Ratio: The SG&A expense ratio decreased by 130 basis points, to 15.8 percent, compared with 17.1 percent in the first quarter of 2004, consistent with our prior expectations.

The first quarter 2004 SG&A expense ratio on a comparable basis was also 17.1 percent. The year-over-year improvement in this ratio reflected continued control of administrative costs across a growing membership base. General and administrative expenses in the first quarter of 2005 were $25.0 million lower than in the prior year period, on a comparable basis. During the first quarter, the Company achieved its targeted merger synergies of $25.0 million, net of the costs required to achieve those synergies.

Operating Cash Flow: Operating cash flow in the first quarter of 2005 reached $710.5 million, or 1.2 times net income. Operating cash flow was reduced by $50 million in merger-related cash payments for the California undertakings.

Days in Claims Payable: In order to provide a more meaningful comparison to the current period, days in claims payable as of December 31, 2004, has been calculated including benefit expense of the former WellPoint Health Networks Inc. for the two months ended November 30, 2004. Calculations of days in claims payable, and any related reconciliations, are provided at the end of this press release.

Days in claims payable decreased by 0.8 days, to 47.4 days as of March 31, 2005, compared with 48.2 days as of December 31, 2004. The decrease resulted primarily from a further reduction in the length of time between the date of service and claim payment.

Share Repurchase Program: During the first quarter of 2005, 722,800 shares were repurchased for approximately $88.5 million. As of March 31, 2005, approximately $612.0 million remained available for share repurchase under existing authorization.

REPORTABLE SEGMENTS

WellPoint, Inc. has three reportable segments: Health Care, Specialty and Other. Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

	Three Months Ended March 31
($ In Millions)	2005	2004	Change
Operating Revenue:
Health Care	$10,476.4	$4,326.6	142%
Specialty	695.4	254.1	174%
Other:
External Customers	102.6	51.7	98%
Intercompany Eliminations	(312.2)	(164.8)	89%

Total Other	(209.6)	(113.1)	85%

Total Operating Revenue	10,962.2	4,467.6	145%

Operating Gain (Loss):
Health Care	$860.6	$322.6	167%
Specialty	91.7	17.1	436%
Other	(48.7)	(11.5)	323%

Health Care: Operating gain for the Health Care segment was $860.6 million in the first quarter of 2005, an increase of 167 percent from $322.6 million in the prior year period, primarily due to the acquisition.

On a comparable basis, operating gain increased by 19 percent from $724.9 million in the prior year period. The improvement was driven by membership growth, disciplined pricing, reduced administrative costs due to leveraging technology investments for productivity gains and realization of synergies associated with the merger.

Specialty: Operating gain reached $91.7 million, an increase of 436 percent from $17.1 million in the first quarter of 2004, primarily due to the acquisition.

Operating gain increased by 39 percent on a comparable basis, from $65.9 million in the first quarter of 2004. The improved performance resulted primarily from margin expansion in the pharmacy benefit management operation.

Specialty products represented approximately 10 percent of the Company’s Health Care and Specialty operating gain combined, compared with 5 percent in the first quarter of 2004, or approximately 8 percent in the first quarter of 2004 on a comparable basis.

OUTLOOK

Full year 2005:

•	Net income is now expected to be approximately $7.94 per share, an increase from prior expectations of $7.75 per share. The updated estimate includes tax benefits of $0.09 per share due to the favorable resolution of a tax matter previously discussed, but does not reflect the approved stock split.

•	Operating revenue is expected to total approximately $45.1 billion.

•	The benefit expense ratio is expected to be approximately 81.5 percent.

•	The SG&A expense ratio is expected to be approximately 15.3 percent.

•	Medical enrollment is expected to grow by approximately 4 percent, which will add over one million members in 2005.

Second quarter 2005:

•	Net income is now expected to be approximately $1.92 per share, an increase from prior expectations of $1.90 per share.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis only and not on a consolidated basis. Consolidated operating gain is a non-GAAP measure.

2.	All income per share amounts are on an after-tax, diluted per share basis and do not give effect to the two-for-one stock split announced today.

3.	On November 30, 2004, Anthem, Inc. acquired WellPoint Health Networks Inc., and Anthem, Inc. changed its name to WellPoint, Inc. Accordingly, first quarter 2005 financial results include operations of both legacy companies for the entire period. First quarter 2004 financial results, however, include only operations of the former Anthem, Inc.

4.	Certain prior period amounts have been reclassified to conform to current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (EDT) to discuss its first quarter earnings results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 774582. The replay will be available from 1:45 p.m. EDT today until the end of the day on May 11, 2005. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations

Tami Durle, 317-488-6390

Media

James Kappel, 317-488-6400

About WellPoint, Inc.

WellPoint, Inc. is the largest publicly traded commercial health benefits company in terms of membership in the United States. WellPoint, Inc. is an independent licensee of the Blue Cross and Blue Shield Association and serves its members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), Wisconsin; and through HealthLink and UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Membership & Prescription Volume Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	March 31, 2005	March 31, 2004	December 31, 2004	March 31, 2004	December 31, 2004
Customer Type
Large Group	13,146	4,766	13,073	176%	0.6%
Individual and Small Group (ISG)	5,254	2,002	5,199	162%	1.1%
National Accounts	3,465	1,912	3,212	81%	7.9%
BlueCard	3,845	3,027	3,463	27%	11.0%

Total National	7,310	4,939	6,675	48%	9.5%
Senior	1,059	596	1,059	78%	—
State Sponsored	1,752	216	1,722	711%	1.7%

Total	28,521	12,519	27,728	128%	2.9%

Funding Arrangement
Self-Funded	13,852	6,978	13,039	99%	6.2%
Fully Insured	14,669	5,541	14,689	165%	(0.1)%

Total	28,521	12,519	27,728	128%	2.9%

Regional Membership
Central(1)	10,755	5,981	10,565	80%	1.8%
West	9,008	1,108	8,655	713%	4.1%
Southeast	6,149	2,777	5,962	121%	3.1%
Northeast	2,609	2,653	2,546	(2)%	2.5%

Total	28,521	12,519	27,728	128%	2.9%

Specialty Metrics
PBM Prescription Volume(2)	83,669	27,780	51,391	201%	62.8%
Behavioral Health Membership	12,280	3,449	11,753	256%	4.5%
Life and Disability Membership	6,081	2,141	5,306	184%	14.6%
Dental Membership	5,267	2,320	5,048	127%	4.3%
Vision Membership	785	626	773	25%	1.6%

(1)	Includes our UniCare and HealthLink membership throughout the country. Also includes Wisconsin which, at December 31, 2004, was presented as a separate region.
(2)	Represents quarterly PBM prescription volume. Results of the former WellPoint Health Networks Inc. are included for the entire quarter ended March 31, 2005, but are included only for the month of December in the quarter ended December 31, 2004. Results for the quarter ended March 31, 2004, only include information of the former Anthem, Inc. PBM.

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended March 31
($ In Millions, Except Per Share Data)	2005	2004	Change
Revenues
Premiums	$10,158.8	$4,088.7	148%
Administrative fees	664.2	326.8	103%
Other revenue	139.2	52.1	167%

Total operating revenue	10,962.2	4,467.6	145%
Net investment income	138.7	73.2	89%
Net realized gains (losses) on investments	(1.0)	33.0	(103)%

Total revenue	11,099.9	4,573.8	143%

Expenses
Benefit expense	8,255.9	3,354.6	146%
Selling, general and administrative expense
Selling expense	359.5	111.0	224%
General and administrative expense	1,369.6	654.0	109%

Total selling, general and administrative expense	1,729.1	765.0	126%
Cost of drugs	73.6	19.8	272%
Interest expense	53.2	32.3	65%
Amortization of other intangible assets	59.2	11.2	429%

Total pre-tax expense	10,171.0	4,182.9	143%

Income before income taxes	928.9	390.9	138%

Income taxes	317.2	95.3	233%

Net income	$611.7	$295.6	107%

Net income per diluted share	$1.97	$2.08	(5)%

Diluted shares (in millions)	310.8	142.4	118%

Benefit expense as a percentage of premiums	81.3%	82.0%	(70	)bp
Selling, general and administrative expense as a percentage of total operating revenue	15.8%	17.1%	(130	)bp
Income before income taxes as a percentage of total revenue	8.4%	8.5%	(10	)bp

WellPoint, Inc.

Consolidated Balance Sheets

($ In Millions)	March 31, 2005	December 31, 2004
	(Unaudited)
Assets
Current assets:
Investments available-for-sale, at fair value	$14,275.7	$13,586.9
Cash and cash equivalents	1,490.9	1,457.2
Premiums and self-funded receivables	1,680.1	1,574.6
Other receivables	953.2	876.4
Securities lending collateral	836.3	658.5
Deferred tax assets, net	460.5	434.0
Other current assets	783.4	769.9

Total current assets	20,480.1	19,357.5
Long-term investments	739.8	748.1
Property and equipment	1,018.7	1,045.2
Goodwill	9,775.6	10,017.9
Other intangible assets	8,138.1	8,211.6
Other noncurrent assets	335.6	358.1

Total assets	$40,487.9	$39,738.4

Liabilities and shareholders’ equity Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$4,349.8	$4,202.0
Reserves for future policy benefits	136.8	145.0
Other policyholder liabilities	1,214.2	1,209.5

Total policy liabilities	5,700.8	5,556.5
Unearned income	1,087.5	1,046.6
Accounts payable and accrued expenses	1,826.9	2,222.1
Income taxes payable	606.5	418.8
Security trades pending payable	413.5	84.4
Securities lending payable	836.3	658.5
Other current liabilities	1,381.9	1,583.7

Total current liabilities	11,853.4	11,570.6
Long-term debt	4,273.2	4,276.7
Reserves for future policy benefits, noncurrent	731.5	727.2
Deferred income taxes	2,548.2	2,596.4
Other noncurrent liabilities	1,080.9	1,108.5

Total liabilities	20,487.2	20,279.4
Shareholders’ equity
Common stock	3.0	3.0
Additional paid in capital	17,574.8	17,433.6
Retained earnings	2,506.8	1,960.1
Unearned restricted stock compensation	(78.5)	(83.5)
Accumulated other comprehensive income (loss)	(5.4)	145.8

Total shareholders’ equity	20,000.7	19,459.0

Total liabilities and shareholders’ equity	$40,487.9	$39,738.4

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31
($ In Millions)	2005	2004
Operating activities
Net income	$611.7	$295.6
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized (gains) losses on investments	1.0	(33.0)
Depreciation and amortization, net of accretion	144.1	58.8
Deferred income taxes	54.5	(47.5)
Gain on sale of assets	(0.7)	—
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(85.6)	(4.0)
Other assets	(23.5)	(10.2)
Policy liabilities	153.3	52.8
Unearned income	40.9	18.1
Accounts payable and accrued expenses	(334.3)	(101.7)
Other liabilities	(120.8)	20.9
Income taxes	269.9	60.8

Cash provided by operating activities	710.5	310.6

Investing activities
Purchases of investments	(2,731.5)	(1,903.9)
Sales or maturities of investments	2,026.8	1,809.5
Purchases of subsidiaries, net of cash acquired	(110.3)	—
Proceeds from sale of property and equipment	1.5	0.1
Purchases of property and equipment	(37.1)	(24.7)

Cash used in investing activities	(850.6)	(119.0)

Financing activities
Net proceeds from commercial paper borrowings	5.5	—
Repurchase and retirement of common stock	(88.5)	—
Proceeds from employee stock purchase plan and exercise of stock options	256.8	30.2

Cash provided by financing activities	173.8	30.2

Change in cash and cash equivalents	33.7	221.8
Cash and cash equivalents at beginning of period	1,457.2	464.5

Cash and cash equivalents at end of period	$1,490.9	$686.3

WellPoint, Inc.

Membership & Prescription Volume Summary - Comparable Basis

(Unaudited and in Thousands)

Medical Membership	March 31, 2005	Comparable Basis(1)		Change from
		March 31, 2004	December 31, 2004	March 31, 2004	December 31, 2004
Customer Type
Large Group	13,146	12,681	13,073	3.7%	0.6%
Individual and Small Group (ISG)	5,254	4,951	5,199	6.1%	1.1%
National Accounts	3,465	3,280	3,212	5.6%	7.9%
BlueCard	3,845	3,367	3,463	14.2%	11.0%

Total National	7,310	6,647	6,675	10.0%	9.5%
Senior	1,059	1,044	1,059	1.4%	—
State Sponsored	1,752	1,717	1,722	2.0%	1.7%

Total	28,521	27,040	27,728	5.5%	2.9%

Funding Arrangement
Self-Funded	13,852	12,822	13,039	8.0%	6.2%
Fully Insured	14,669	14,218	14,689	3.2%	(0.1)%

Total	28,521	27,040	27,728	5.5%	2.9%

Regional Membership
Central(2)	10,755	10,336	10,565	4.1%	1.8%
West	9,008	8,376	8,655	7.5%	4.1%
Southeast	6,149	5,872	5,962	4.7%	3.1%
Northeast	2,609	2,456	2,546	6.2%	2.5%

Total	28,521	27,040	27,728	5.5%	2.9%

Specialty Metrics
PBM Prescription Volume(3)	83,669	85,205	88,620	(1.8)%	(5.6)%
Behavioral Health Membership	12,280	11,240	11,753	9.3%	4.5%
Life and Disability Membership	6,081	5,074	5,306	19.8%	14.6%
Dental Membership	5,267	5,030	5,048	4.7%	4.3%
Vision Membership	785	633	773	24.0%	1.6%

(1)	“Comparable Basis” data for 2004 was calculated by adding historical data for the former WellPoint Health Networks Inc. to historical data for the former Anthem, Inc., and adjusting the combined totals to ensure a consistent approach for calculating membership and volume statistics and to eliminate overlapping BlueCard host membership.
(2)	Includes our UniCare and HealthLink membership throughout the country. Also includes Wisconsin which, at December 31, 2004, was presented as a separate region.
(3)	Represents quarterly PBM prescription volume.

WellPoint, Inc.

Selected Financial Data - Comparable Basis Analysis

(Unaudited)

($ In Millions)	Three Months Ended March 31				Comparable Basis(1) Three Months Ended March 31
	2005	2004	% Change		2004	$ Change	% Change
Revenues
Premiums	$10,158.8	$4,088.7	148%		$9,342.0	$816.8	9%
Administrative fees	664.2	326.8	103%		615.1	49.1	8%
Other revenue	139.2	52.1	167%		122.0	17.2	14%

Total operating revenue	10,962.2	4,467.6	145%		10,079.1	883.1	9%

Expenses
Benefit expense	8,255.9	3,354.6	146%		7,530.2	725.7	10%
Selling, general and administrative expense
Selling expense	359.5	111.0	224%		328.1	31.4	10%
General and administrative expense	1,369.6	654.0	109%		1,394.6	(25.0)	(2%)

Total selling, general and administrative expense	1,729.1	765.0	126%		1,722.7	6.4	—
Cost of drugs	73.6	19.8	272%		65.5	8.1	12%

Benefit expense as a percentage of premiums	81.3%	82.0%	(70	)bp	80.6%		70	bp
Selling, general and administrative expense as a percentage of total operating revenue	15.8%	17.1%	(130	)bp	17.1%		(130	)bp

Operating Revenue(2):
Health Care Segment	$10,476.4	$4,326.6	142%		$9,618.4	$858.0	9%
Specialty Segment	695.4	254.1	174%		621.0	74.4	12%
Other Segment	(209.6)	(113.1)	85%		(160.3)	(49.3)	31%

Total Operating Revenue	10,962.2	4,467.6	145%		10,079.1	883.1	9%

Operating Gain (Loss)(2):
Health Care Segment	$860.6	$322.6	167%		$724.9	$135.7	19%
Specialty Segment	91.7	17.1	436%		65.9	25.8	39%
Other Segment	(48.7)	(11.5)	323%		(30.1)	(18.6)	62%

Operating Margin(3):
Health Care Segment	8.2%	7.5%	70	bp	7.5%		70	bp
Specialty Segment	13.2%	6.7%	650	bp	10.6%		260	bp

(1)	The “Comparable Basis” information is a non-GAAP measure. Refer to the tables entitled, “Reclassified Consolidated Statements of Income—Comparable Basis” and “Reclassified Reportable Segment Highlights—Comparable Basis” for a description of the calculations of this information, including reconciliations to the historical GAAP information of Anthem, Inc. and WellPoint Health Networks Inc.
(2)	Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment. Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis only and not on a consolidated basis. Consolidated operating gain is a non-GAAP measure.
(3)	Operating margin is calculated as operating gain (loss) as a percentage of operating revenue.

WellPoint, Inc.

Reclassified Consolidated Statements of Income - Comparable Basis

(Unaudited)

	Three Months Ended March 31, 2004
($ In Millions)	ATH(1) As Reported	Reclassifications	ATH(1) Reclassified	WHN(1) As Reported	Reclassifications	WHN(1) Reclassified	WellPoint, Inc. Comparable Basis(2)
Revenues
Premiums	$4,091.8	$(3.1)	$4,088.7	$5,256.3	$(3.0)	$5,253.3	$9,342.0
Administrative fees	330.4	(3.6)	326.8	306.2	(17.9)	288.3	615.1
Other revenue	45.7	6.4	52.1	—	69.9	69.9	122.0

Total operating revenue	4,467.9	(0.3)	4,467.6	5,562.5	49.0	5,611.5	10,079.1
Net investment income	73.2	—	73.2	83.6	(16.7)	66.9	140.1
Net realized gains on investments	33.0	—	33.0	—	16.6	16.6	49.6

Total revenue	4,574.1	(0.3)	4,573.8	5,646.1	48.9	5,695.0	10,268.8
Expenses
Benefit expense	3,359.9	(5.3)	3,354.6	4,187.4	(11.8)	4,175.6	7,530.2
Selling, general and administrative expense
Selling expense	—	111.0	111.0	217.1	—	217.1	328.1
General and administrative expense	778.1	(124.1)	654.0	725.7	14.9	740.6	1,394.6

Total selling, general and administrative expense	778.1	(13.1)	765.0	942.8	14.9	957.7	1,722.7
Cost of drugs	—	19.8	19.8	—	45.7	45.7	65.5
Interest expense	32.3	—	32.3	12.2	—	12.2	44.5
Amortization of other intangible assets	11.2	—	11.2	—	11.8	11.8	23.0
Other expenses	—	—	—	11.7	(11.7)	—	—

Total pre-tax expense	4,181.5	1.4	4,182.9	5,154.1	48.9	5,203.0	9,385.9

Income before income taxes	392.6	(1.7)	390.9	492.0	—	492.0	882.9
Income taxes	95.9	(0.6)	95.3	196.8	—	196.8	292.1
Minority interest	1.1	(1.1)	—	—	—	—	—

Net income	$295.6	$—	$295.6	$295.2	$—	$295.2	$590.8

Benefit expense as a percentage of premiums	82.1%		82.0%	79.7%		79.5%	80.6%
Selling, general and administrative expense as a percentage of total operating revenue	17.4%		17.1%	16.9%		17.1%	17.1%

(1)	ATH = Anthem, Inc.; WHN = WellPoint Health Networks Inc.
(2)	The “Comparable Basis” information was calculated by adding the reclassified, historical, consolidated statements of income for the former Anthem, Inc. and the former WellPoint Health Networks Inc. This “Comparable Basis” information contains no intercompany eliminations or pro forma adjustments resulting from Anthem, Inc.'s November 30, 2004, acquisition of WellPoint Health Networks Inc. “Comparable Basis” information is presented in order to provide investors with a more meaningful comparison to the current period, due to the acquisition of WellPoint Health Networks Inc. “Comparable Basis” information is not calculated in accordance with GAAP and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported, had the acquisition been completed as of January 1, 2004.

WellPoint, Inc.

Reclassified Reportable Segment Highlights - Comparable Basis

(Unaudited)

	Three Months Ended March 31, 2004
($ In Millions)	ATH(1) As Reported	Reclassifications	ATH(1) Reclassified	WHN(1) As Reported	Reclassifications	WHN(1) Reclassified	WellPoint, Inc. Comparable Basis(2)
Operating Revenue(3):
Health Care	$4,334.0	$(7.4)	$4,326.6	$5,327.6	$(35.8)	$5,291.8	$9,618.4
Specialty	254.1	—	254.1	232.5	134.4	366.9	621.0
Other	(120.2)	7.1	(113.1)	2.4	(49.6)	(47.2)	(160.3)

Total operating revenue	4,467.9	(0.3)	4,467.6	5,562.5	49.0	5,611.5	10,079.1

Operating Gain (Loss)(3):
Health Care	323.5	(0.9)	322.6	403.7	(1.4)	402.3	724.9
Specialty	17.1	—	17.1	48.6	0.2	48.8	65.9
Other	(10.7)	(0.8)	(11.5)	(20.0)	1.4	(18.6)	(30.1)

(1)	ATH = Anthem, Inc.; WHN = WellPoint Health Networks Inc.
(2)	The “Comparable Basis” information was calculated by adding the historical reportable segment information for the former Anthem, Inc. and the former WellPoint Health Networks Inc. This “Comparable Basis” information contains no intercompany eliminations or pro forma adjustments resulting from Anthem, Inc.’s November 30, 2004, acquisition of WellPoint Health Networks Inc. “Comparable Basis” information is presented in order to provide investors with a more meaningful comparison to the current period, due to the acquisition of WellPoint Health Networks Inc. “Comparable Basis” information is not calculated in accordance with GAAP and is not intended to represent or be indicative of the results that WellPoint, Inc. would have reported, had the acquisition been completed as of January 1, 2004.
(3)	Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment. Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis only and not on a consolidated basis. Consolidated operating gain is a non-GAAP measure.

WellPoint, Inc.

Days in Claims Payable - Comparable Basis

(Unaudited)

		December 31, 2004
($ In Millions)	March 31, 2005	WellPoint, Inc.(1) As Reported	WHN(2)	WellPoint, Inc. Comparable Basis(3)	Change
Medical claims payable	$4,349.8	$4,202.0	—	$4,202.0
Benefit expense	$8,255.9	$5,051.7	$2,961.0	$8,012.7
Days	90	92	—	92
Days in claims payable	47.4	76.5	—	48.2	(0.8)

(1)	On November 30, 2004, Anthem, Inc. acquired WellPoint Health Networks Inc. and Anthem, Inc. changed its name to WellPoint, Inc. Accordingly, medical claims payable at December 31, 2004, included liabilities of both former companies. However, benefit expense for the three months ended December 31, 2004, only included operations of the former WellPoint Health Networks Inc. for the month of December, while operations of the former Anthem, Inc. were included for the entire period.
(2)	Represents benefit expense for the former WellPoint Health Networks Inc. for the two months ended November 30, 2004.
(3)	Days in claims payable at December 31, 2004, is presented on a “Comparable Basis” because we believe it provides a more meaningful statistic, due to the inclusion of benefit expense of the former WellPoint Health Networks Inc. for the three months ended December 31, 2004.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION

REFORM ACT OF 1995

This press release contains certain forward-looking information about WellPoint, Inc. that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of WellPoint, Inc., that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the U.S. Securities and Exchange Commission (“SEC”) made by WellPoint, Inc. (formerly named Anthem, Inc.) (“WellPoint”) and WellPoint Health Networks Inc. (“WellPoint Health”); trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; competitor pricing below market trends of increasing costs; increased government regulation of health benefits and managed care; significant acquisitions or divestitures by major competitors; introduction and utilization of new prescription drugs and technology; a downgrade in our financial strength ratings; litigation targeted at health benefits companies; our ability to contract with providers consistent with past practice; our ability to achieve expected synergies and operating efficiencies in the WellPoint Health merger within the expected time-frames or at all and to successfully integrate our operations; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; our ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction and the value of the transaction consideration; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. WellPoint does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in WellPoint’s various SEC reports, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2004.

#        #        #